Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of BIO-key International, Inc. (the “Company”) of our report dated June 12, 2026, relating to the financial statements of the Company as of December 31, 2025 and 2024 and for each of the years then ended, which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K/A of BIO-Key International, Inc. (Amendment No. 1) for the year ended December 31, 2025, filed with the Securities and Exchange Commission on June 15, 2026. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC
PCAOB ID No. 6797
Las Vegas, Nevada
October 9, 2026